Exhibit 99.1

PRESS RELEASE
Contact:	Mark E. Hood SVP, Chief Financial Officer (314-633-7255)

Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 10.3%
For the Four Weeks Ended May 17, 2005

St. Louis, MO, May 31, 2005 – Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales increased 10.3% for the four weeks ended May 17, 2005. The breakdown between Company-owned and franchised bakery-cafes is as follows:

	For the 4 weeks ended May 17, 2005	Year-to-date through May 17, 2005
Company-owned	9.1%	7.6%
Franchised	10.7%	7.2%
Total System	10.3%	7.3%

Comparable bakery-cafe sales increases exclude closed locations and are based on sales for bakery-cafes that have been in operation for at least 18 months.

Included above are Company, franchised, and system-wide comparable bakery-cafe sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all Company and franchise bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses, and believes it is useful in assessing consumer acceptance of the Company’s brand and facilitating an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panera.com.